EXHIBIT 14.1

Code of Business Conduct

FormFactor

Honesty

Integrity

Accountability

Trust

Respect

A Message

F R O M

Mike Slessor

Our success has been based on hard work and a fundamental commitment to integrity in everything we do.

In meeting our daily ethics and compliance responsibilities, it is essential that we remain mindful of our commitments to each other, to our customers, to our business partners, and to the com- munities where we work and live. Our Code of Business Conduct provides information about these responsibilities and commitments, and about applying good judgment each and every day.

Of course, the Code of Business Conduct cannot answer all questions or address every situation.

The Code is not a comprehensive rulebook, but rather a statement of how we commit to do business. That is why we have established resources to answer questions, and follow-up when issues arise. If you are unsure of what to do in particular circumstances, or are concerned that there has been a violation, you have a responsibility to speak up.

Fulfilling our commitment to ethics and compliance is a critical part of earning sustainable business. Working together, we will meet our goals, and continue to be proud of how we achieve our successes.

Sincerely,
/s/ Mike Slessor
Mike Slessor, Ph.D.

Chief Executive Officer

FormFactor, Inc.

Table of Contents

Our Code – Purpose and Overview	4
Who Must Follow This Code	4
Employee Responsibilities	5
Complying with Laws and Regulations	5
Helpful Resources	5
Company Policies	5
Additional Responsibilities of FormFactor’s Leadership	5
Making the Right Choice – Our Guidelines for Ethical Decision Making	6
Asking Questions and Reporting Concerns	7
Our Non-Retaliation Policy	7
Accountability and Discipline	7

Maintaining and Reporting Accurate Books and Records	8
Creating and Managing Our Business Records	8
Accounting Practices	9
Retaining Corporate Records	9
Communicating with the Public	9
Using Social Media	9

Working With Our Customers and Business Partners	10
Honest and Ethical Dealings	10
Supplier Relations	10
Protecting the Confidential Information of Others	10
Third-Party Intellectual Property	11
Conflicts of Interest	11
Gifts and Entertainment	12
Anti-corruption and Bribery	13
Due diligence and Record Keeping	13

Protecting Information and Assets	14
Protecting Our Assets	14
Confidential Information and Intellectual Property	15

Following the Letter and the Spirit of Law	16
Political Activities	16
Insider Trading	16
Anti-trust and Fair Competition	17
Global Trade	18

Maintaining a Safe and Respectful Workplace	19
Diversity and Non-Discrimination	19
Harassment-Free Workplace	20
Safe and Healthy Work Environment	20

Serving the Greater Good	21
Corporate Citizenship	21
Respecting Human Rights	21
Protecting the Environment	21

Our Code

Purpose and Overview

We must always act with integrity. By doing so, others will know they can trust us and have confidence that we will be honest and fair. When we do the right thing, we protect our people, assets and reputation and we help FormFactor succeed in today’s complex and competitive business environment.

To meet our commitments to act with integrity, we have created this Code of Business Conduct (the “Code”). It provides standards for:

•	Ensuring compliance with applicable laws, rules and regulations,

•	Promoting integrity and high standards of ethical conduct, and

•	Making sure that we avoid even the appearance of impropriety.

Who Must Follow This Code

All employees of FormFactor and its subsidiaries, including corporate officers and members of the FormFactor Board of Directors, are expected to read, understand, and meet the standards and obligations in this Code.

This Code applies to all activities performed on behalf of FormFactor. Certain third parties, such as suppliers and contractors, may also be seen as an extension of FormFactor or may closely interact with FormFactor’s employees. They are expected to follow the intent of the Code, as well as applicable agreements, in their activities relating to FormFactor.

Managers who supervise our business partners, such as our suppliers and contractors, are responsible for ensuring that they are aware of our ethics standards. You should take action if any business partner fails to comply with our ethics and compliance expectations.

Employee Responsibilities

Each of us must take responsibility for acting with integrity, even when this means making difficult choices.

•	Always act in a professional, honest, and ethical manner in your work for FormFactor.

•	Know the Code and other FormFactor policies, paying particular attention to the topics that pertain to your job responsibilities.

•	Follow the spirit and the letter of the Code.

•	Report concerns about possible violations of laws, regulations, or the Code to your supervisor, or using any of the resources described in this Code.

•	Cooperate and tell the truth when responding to any official investigation or audit, and never alter or destroy records in response to an actual or anticipated inquiry.

•	Remember that no one has the authority to make you engage in behavior that violates this Code.

Complying with Laws and Regulations

FormFactor is committed to compliance with all laws, rules and regulations that apply to our activities. If you believe that anything in this Code is inconsistent with local law, or if you have any questions regarding any of the laws described in this Code, you should seek guidance from the Compliance Officer.

Helpful Resources

It’s impossible to anticipate every question or situation that you may encounter, so in addition to this Code, FormFactor has other resources that can help. These include resources for reporting concerns and seeking help which are accessible from the FormFactor website at www.formfactor.com/raisingconcerns.

FormFactor relies upon you to use good judgment, and to seek appropriate assistance to ensure that you comply with the Code. You can also obtain information regarding the appropriate means to report concerns by contacting the Compliance Officer by email at complianceofficer@formfactor.com.

Company Policies

In addition to this Code, FormFactor has a variety of policies that are designed to promote good business conduct. Some of those policies provide specific details relevant to topics covered in this Code. Be sure that you know where those policies are located, and that you have read and understand them. Get help if you have any questions.

Additional Responsibility of FormFactor’s Leadership

FormFactor leaders are expected to meet the following additional responsibilities:

•	Lead by example. Managers are expected to exemplify high standards of ethical business conduct, and help create a work environment that values mutual respect and open communication.

•	Be a resource for others. Be available to communicate with employees, contractors, suppliers and other business partners about how the Code and other policies apply to their daily work.

•	Be proactive. Look for opportunities to discuss and address ethics and challenging situations with others.

•	Respond quickly and effectively. When a concern is brought to your attention, ensure that it is treated seriously and with due respect for all persons involved.

•	Be aware of the limits of your authority. Do not take any action that exceeds your authority, and always err on the side of confirming with your supervisor.

•	Delegate responsibly. Never delegate authority to any individual who you believe may engage in unlawful conduct or unethical activities.

Making the Right Choice – Our Guidelines for Ethical Decision Making

Making the right decision is not always easy. There may be times when you’ll be under pressure or unsure of what to do. Always remember that when you have a tough choice to make, you’re not alone. Your colleagues and management are available to help, and you have other resources to turn to, including this Code and the resources described at www.formfactor.com/raisingconcerns.

When faced with a tough decision it may help to ask these questions:

•	Is it legal?

•	Is it consistent with the Code and FormFactor’s other policies?

•	Is my decision based on an appropriate understanding of the issues and risks involved?

•	Will I be proud of the decision I make?

Would I still be comfortable with the decision if it was publicly reported?

Q: I’m a manager, and I’m not clear what my obligations are if someone comes to me with a concern regarding ethical conduct – and what if it involves a senior leader?

A: No matter who the concern involves, you must speak up. Form- Factor provides several avenues for reporting concerns. If, for any reason, you are uncomfortable making a report to a particular person, you may use any of the additional resources described in the Code.

Q: If I observe misconduct in an area that is not under my supervision, am I still required to report the issue?

A: You are chiefly responsible for employees, contractors and other third parties under your supervision, but all FormFactor employees are required to report misconduct. As a leader, you are especially obliged to be proactive. The best approach is to talk first with the supervisor who oversees the area where the problem may be occurring, but if that isn’t feasible or effective, you should use the other resources described in this Code.

Asking Questions and Reporting Concerns

If you see or suspect any violation of the law or this Code, or you have a question about what to do, talk to your supervisor and ask for help.

Sometimes, you may feel that it is not appropriate or effective to talk about an issue with your supervisor. If that’s the case, you have other options:

•	Contact Human Resources for issues concerning aspects of employment such as workplace conditions, disrespectful behaviors, compensation, recruitment, disciplinary actions or dismissals.

•	Make a report via email to the Compliance Officer at complianceofficer@formfactor.com or by using the additional contact information available at www.formfactor.com/raisingconcerns.

•	Contact FormFactor’s Reporting Helpline using the information described at www.formfactor.com/raisingconcerns.

An issue cannot be addressed unless it is brought to someone’s attention.

FormFactor treats reports discretely to promote a safe and trustworthy environment for employees to come forward with concerns. FormFactor will treat the identity of persons submitting reports as confidential subject to matters of safety and the need for an appropriate investigation and response.

Our Non-Retaliation Policy

We will not tolerate any retaliation against any person who in good faith asks questions, makes a report of actions that may be inconsistent with our Code, policies, laws or regulations, or who assists in any investigation of suspected wrongdoing.

Reporting “in good faith” generally means making a genuine attempt to provide honest, and accurate information, even if it later proves to be unconfirmed or mistaken.

Accountability and Discipline

Violating laws, regulations or other aspects of the Code, or permitting others to do so, can expose FormFactor to liability and put its reputation at risk. Violation of the Code is grounds for disciplinary action, which may include termination of employment.

What to expect when you use the Reporting Helpline

The Reporting Helpline is available 24 hours, 7 days a week.

You do not need to disclose your identity where allowed by law. All reports will be treated as equally important whether they are submitted anonymously or not. Remember to include sufficient information for a proper review and investigation.

Q: Years ago I worked at a company where my supervisor did nothing when concerns about potential misconduct were brought to her attention, and I believe she made things difficult force-workers who had raised issues. What should I do if I ever found myself in a similar situation here?

A: Take action and speak up. You are required to report misconduct. While starting with your supervisor is often the best way to address concerns, if you do not believe that it is appropriate, or do not feel comfortable doing so, use one of the additional resources described in the Code. After you make a report, if you believe you are experiencing any retaliation, you should report it immediately. Any retaliation is itself a violation of this Code.

Maintaining

Accurate Books, Records and Communications

Creating and Managing Our Business Records

The accuracy and completeness of our disclosures and business records is essential to FormFactor making informed decisions, and to support investors, regulators and others.

Our books and records must accurately and fairly reflect our transactions in sufficient detail and in accordance with our accounting practices and policies. Some employees have special responsibilities in this area, but all of us contribute to the process of recording business results or maintaining records.

Each of us is responsible for helping to ensure that the information we record is sufficiently accurate, timely , complete, and maintained in a manner that is consistent with our management systems and legal obligations.

MAKE SURE YOU:

•	Create business records that accurately reflect the truth of the underlying event or transaction. Be guided by the principles of transparency and truthfulness.

•	Write thoughtfully and carefully in all of your business communications. Write as though someday the records you create may become public documents.

WATCH OUT FOR:

•	Records that are not clear and complete, or that obscure the true nature of any action.

•	Undisclosed or unrecorded funds, assets or liabilities.

•	Improper destruction of documents.

QUESTION What should I do if a supplier asks me to confirm certain purchases as if those were made during the current quarter, when in fact we won’t decide if we will commit to the purchases until the following quarter? Is it Ok if I go along with such a request?

A: No. We do not participate in efforts to record any transaction in an incorrect reporting period, whether of FormFactor’s or another entity’s.

Accounting Practices

All payments, transactions and accounting entries must be properly authorized by management, and fully and accurately recorded in FormFactor’s books and records in compliance with all applicable laws and established accounting policies. FormFactor does not tolerate dishonesty, including false record keeping.

WATCH OUT FOR:

•	Payments without supporting documentation, or for a purpose contrary to what is described in the documentation.

•	Any false or misleading entries, or omissions of important information in FormFactor records.

Retaining Corporate Records

Documents should only be disposed of in compliance with applicable FormFactor policies or other clear corporate authorization and should never be hidden. Never conceal wrongdoing or permit others to do so.

Never destroy documents in reaction to or, in anticipation of, an investigation legal proceeding, audit or other inquiry.

If you have any question or concerns about compliance requirements regarding retaining or destroying corporate records, contact the Compliance Officer.

Communicating with the Public

We are committed to maintaining honest, professional and lawful internal and public communications. We need a consistent voice when making disclosures or providing information to the public. For this reason, it is important that only authorized per- sons speak on behalf of FormFactor. Communication with media, investors, stock analysts and other members of the fi community should be referred to executive management.

Full, Fair and Timely Disclosures

As a public company, FormFactor is committed to meeting its obligations of full, fair and timely disclosure in all reports and documents that describe our business and fi results, and other public communications.

WATCH OUT FOR:

•	Giving public speeches, writing articles for professional journals, or other public communication relating to FormFactor or its business without appropriate management approval.

•	Temptations to use your title or affiliation outside work for FormFactor without it being clear that the use is for identification only.

•	Invitations to speak “off the record” to journalists or analysts who ask you for information about FormFactor or its customers or business partners.

Using Social Media

Be careful when writing communications that might be published online. If you participate in social media sites or other electronic communications media, even under an alias, never give the impression that you are speaking on behalf of FormFactor. Think carefully before you hit the “send” button.

Don’t send information or material that could be damaging to FormFactor or its reputation.

Working with

Our Customers and Business Partners

Honest and Ethical Dealings

We treat our customers and business partners fairly. We work to understand and meet their needs, while always remaining true to our own standards.

Supplier Relations

FormFactor evaluates and engages with qualified suppliers, including suppliers of services, on an objective basis grounded in facts and fairness. When selecting suppliers, we assess each supplier’s ability to satisfy our business and technical needs and requirements. We take into account the long-term costs and benefits to FormFactor in making purchasing decisions.

WATCH OUT FOR:

•	Pressures from any third party to do something that may be unethical or unlawful.

•	Temptations to leave a situation unclear rather than present an accurate but more difficult picture.

Protecting the Confidential Information of Others

Our customers, business partners and others place their trust in us. We must protect confidential information, and comply with all relevant agreements.

MAKE SURE YOU:

•	Understand the expectations of customers and business partners regarding the protection, use and disclosure of the confidential information that they provide to us.

•	Limit any access to third party confidential information to those persons who have a need to know in order to do their job, and only for authorized purposes.

•	Immediately report any loss or theft of confidential information to your supervisor.

•	Honor the rights to privacy that may apply to any protected personal information that we may receive.

WATCH OUT FOR:

•	Requests by business partners for information about our customers or about other business partners absent sufficient need and authorization.

•	Unintentional exposure of confidential information in public settings or unsecure networks.

Third-Party Intellectual Property

Intellectual property from a customer, business partner or other third party should not be used for any unauthorized purposes. We respect the copyrights, trademarks and other intellectual property of third parties.

MAKE SURE YOU:

•	Understand the terms under which you are permitted to use third party intellectual property.

•	Use soft are or other copyrighted works only as permitted under a valid license, subscription or as allowed under applicable law.

Conflicts of Interest

A conflict of interest can occur whenever you have a competing interest that may interfere with your ability to make a properly objective decision for FormFactor. Each of us is expected to use good judgment, and avoid situations that can lead to even the appearance of a conflict of interest that could undermine the trust that others place in us.

Conflicts of interest may be actual, potential or even just a matter of perception. Since these situations are not always clear-cut, in order for proper assessment and management, you need to fully disclose them in writing to your supervisor or using the other means for seeking guidance described in this Code.

MAKE SURE YOU:

•	Avoid conflict of interest situations when- ever possible.

•	Always make business decisions in the best interest of FormFactor.

•	Discuss with your supervisor the full details of any situation that could be perceived as a potential conflict of interest.

•	Think ahead and proactively address situations that may put your interests or those of someone close to you, such as a family member, in potential conflict of interest with FormFactor.

WATCH OUT FOR:

Common situations where potential conflicts of interest can arise, such as,

Corporate opportunities

If you learn about a business opportunity in the course of your work, it belongs to FormFactor.

Friends and relatives

On occasion, it is possible that you may find yourself in a situation where you are working with a close friend or relative who works for an actual or potential customer, supplier or competitor. This may put you in a potential conflict of interest situation. You should disclose the situation to your supervisor in order to determine if any precautions need to be taken.

Outside employment

To reduce the risk of conflicts of interest, and ensure that potential issues are addressed, you must always disclose and discuss outside employment or board service with your supervisor. You may be required to obtain approvals in advance for these activities, and must always ensure that any outside activities do not interfere or conflict with your role with FormFactor.

Personal Investments

You may not hold a significant interest in a supplier, customer or competitor of FormFactor, absent corporate authorization. Always immediately disclose to management any significant interest or other relationship that you may have with a supplier, customer or competitor of FormFactor.

Gifts and Entertainment

A modest gift may be a thoughtful “thank you,” or a meal may be an appropriate setting for a business discussion. If not handled carefully, however, the exchange of gifts and entertainment can appear to create a conflict of interest or other misconduct. That is especially true if it happens frequently, or if the value is large enough that someone may think it can improperly influence a business decision. Proper records of such expenses must also be created and maintained.

We do not accept or provide gifts, favors, or entertainment if the intent is to improperly influence any decision, or if it may be seen as doing so.

Gift and entertainment, before you act – think

Gift and entertainment can come in many different forms, including meals, lodging, tickets to sporting events, etc. Before you accept or offer gift or entertainment, think about the situation. Does it legitimately support FormFactor’s interest? Is it intended to improperly influence a business decision? Is the amount reasonable and customary? Would this embarrass you or FormFactor if it was publicly reported?

MAKE SURE YOU:

•	Never provide or accept gifts or entertainment that can appear to obligate the recipient to do anything in return.

•	Never request or solicit personal gifts, favors, or entertainment.

•	Understand and comply with the policies of FormFactor, and those of a potential recipient’s organization, before offering or providing gifts, favors or entertainment.

•	Always record and maintain corporate records relating to gifts made by FormFactor.

Q: If I receive a gift from a business partner that I believe is excessive, what should I do?

A: Report the gift to your manager. We may need to return the gift with a letter explaining our policy.

Q: If I want to invite an employee of a customer to a sporting event, what precautions should I take?

A: After you are sure that the invitation would be consistent with FormFactor policies, be sure that you understand and comply with any policies of the customer, and any applicable laws, relative to such invitations.

WATCH OUT FOR:

•	Business partners that appear to be privately held but are actually considered government or similar entities for which special rules on gifts, entertainment or the like apply.

Anti-corruption and Bribery

FormFactor is committed to complying with all applicable anti-corruption laws. We prohibit the payment of bribes, kick- backs, or improper facilitation payments.

If you are not absolutely certain about the laws or rules against bribery and corruption, do not give or offer anything of value.

Key definitions

Bribery means giving or receiving anything of value, or offering to do so, to influence the behavior of someone in government (foreign officials, candidates, or parties) or someone in business, in order to influence business, financial or commercial advantage or action.

Corruption is the abuse of an entrusted authority for private gain.

Facilitation payments are typically small payments to a low-level government official that are intended to encourage the official to timely perform a routine governmental action which they are already bound to perform.

Government in the context of this Code should be interpreted broadly to include national, provincial, regional or local legislative, administrative, or judicial body, or political party and any entity that is controlled by such an entity, or performs a function that the governmental entity treats as its own. For example, a government entity may be any state-owned enterprises, public international organization, or any public universities, hospitals, schools, sovereign wealth funds, or utilities. Persons that are affiliated with such entities may also need to be treated as if they are in government for these purposes.

Due Diligence and Record Keeping

It is important that we know and monitor third parties whose conduct may be attributed to FormFactor. Third parties should understand that we expect them to operate in compliance with our high standards of business conduct, and to maintain accurate records of all transactions.

Q: If a representative of a customer asks me to pay the representative money in order for the customer to do business with FormFactor, what should I do?

A: Decline the request, and report it to the Compliance Officer. Never let FormFactor fall prey to improper business practices.

Protecting

Our Information and Assets

Protecting Our Assets

We are entrusted with FormFactor assets, and are personally responsible for protecting them and using them with care. Among other things, those assets include funds, facilities, equipment, information systems, intellectual property and confidential information.

MAKE SURE YOU:

•	Do not use FormFactor assets for personal use, other than minimal personal use of office equipment and internet access having no adverse effect on productivity or the work environment.

•	Decline any requests to borrow or use FormFactor assets, or enter FormFactor facilities, by persons without authorization.

WATCH OUT FOR:

•	Individuals without proper authorization or supervision in our facilities.

•	Communications with third parties that may result in unintended or unauthorized binding agreements.

•	Any electronic communications or transmissions that may spread “malware” or affect the security of FormFactor networks.

Intellectual Property

FormFactor commits substantial resources to technology development and innovation. The creation and protection of our intellectual property rights are critical to our business. Intellectual property includes items such as trademarks, proprietary information, trade secrets and patents. All work product, inventions and other intellectual property that you conceive or participate in developing while providing services to Form- Factor, or while using FormFactor assets, are the property of FormFactor.

Each of us must be vigilant and protect confidential information and intellectual property. This means keeping it secure, limiting access to those who have a need to know in order to do their job, and only using it for authorized purposes. Design files, process steps, source code, and non-public financial information are just some of the types of confidential information that must be protected.

MAKE SURE YOU:

•	Use and disclose confidential information only for authorized business purposes.

•	Confirm that a confidentiality agreement is in place, and that you know how to perform under it, to protect confidential information that you receive or disclose.

•	Only communicate confidential information using appropriate communication systems.

WATCH OUT FOR:

•	Discussions of confidential information when others might be able to overhear what is being said.

•	Allowing anyone to access your mobile phone or work computer who might gain unauthorized access to business information.

•	Anyone who could be impersonating some- one or a company, such as in email or online.

Following

The Letter and Spirit of the Law

Political Activities

You have the right to voluntarily participate in the political process, including making personal political contributions. You must, however, always keep it clear that your personal views and actions are not those of FormFactor.

No FormFactor funds may be used for any political purpose without proper authorization.

WATCH OUT FOR:

•	Interactions with government officials or regulators that could be seen as lobbying must be approved by the Compliance Officer.

•	Never apply direct or indirect pressure on another employee to contribute to, support, or oppose any political candidate or party.

Insider Trading

Each of us is prohibited from trading securities, or passing information on to others who then trade (“tipping”), while in possession of material non-public information.

Material Information

Material information is the kind of information a reasonable investor would take into consideration when deciding whether to buy or sell a security. Some examples of information about a company that may be material are:

•	A proposed acquisition or sale of a business.

•	A significant expansion or cutback of operations.

•	A significant product development or important information about a product.

•	Extraordinary management or business developments.

•	Changes in strategic direction such as entering new markets.

MAKE SURE YOU:

•	Do not buy or sell securities of any company when you have material nonpublic information concerning that company.

•	Protect material nonpublic information from the general public or unauthorized persons, including by securing information in both electronic and in paper copy.

•	Understand and comply with all FormFactor policies concerning insider trading.

WATCH OUT FOR:

•	Requests by friends or family for information about FormFactor or companies that we do business with or have confidential information about.

•	Inquiries from journalists, analysts or others, seeking nonpublic information relating to FormFactor or its customers or business partners.

Anti-trust and Fair Competition

We believe in free and open competition. We do not look to gain competitive advantages through unethical or illegal business practices.

Competition Law

Competition laws are complex, and compliance requirements can vary depending on the circumstances, but in general, the following activities are examples of red flags:

•	Sharing FormFactor’s competitively sensitive information with a competitor.

•	Sharing competitively sensitive information regarding business partners or other third parties with their competitors.

•	Coordination within industry groups to affect competition.

Keep in mind that illegal conduct may be inferred from a person’s actions, including tacit understandings, whether real or not. Any information about the product or services of another company must only be obtained in a legal manner and without breach of any obligation of confidentiality.

WATCH OUT FOR:

•	Conversations with competitors about competitively sensitive information.

•	When companies secretly communicate or agree on how they will compete. This could include exchanges of information on pricing, terms, or allocations of markets.

•	When competitors or service providers might try to manipulate bidding so that fair competition is limited. This might include any suggestion to compare bids, agree to refrain from bidding or submit noncompetitive bids.

Global Trade

FormFactor has global operations which sup- port a growing customer base located in many different countries. We must comply with all laws that govern the import, export and other transfers of products or technology. Any violation of these laws, even through ignorance, could have damaging and long-lasting effects on our business.

If your responsibilities include importing, exporting or other transfers of goods, services or technology, you are responsible for ensuring that these transactions comply with all applicable import/export laws and embargoes, and are properly classified.

MAKE SURE YOU:

•	Obtain any necessary licenses before the export or re-export of products, services or technology.

•	Report complete, accurate, and detailed information regarding every import or export, including places of origin, product classifications and price.

WATCH OUT FOR:

•	Importing or exporting products or technology without following applicable trade compliance procedures.

•	Third parties who are willing to transfer our products or technologies to ineligible persons, entities or countries.

•	Personally transporting items to be used or sold in another country without proper documentation.

Anti-boycott Regulations

We are subject to the anti-boycott provisions of U.S. law that require us to refuse to participate in foreign boycotts that the United States does not sanction. Promptly report any request to support or facilitate a non- U.S.-sanctioned boycott.

Maintaining

A Safe and Respectful Workplace

Diversity and Non-Discrimination

We owe each other honesty, respect and fair treatment. To be successful, it is vital that we continue to have a supportive and professional work environment.

FormFactor brings together employees with a wide variety of back- grounds. Combining such a wealth of talent and resources creates the diverse and dynamic teams that consistently drive our results.

Our colleagues, job applicants and business partners are entitled to respect and should be judged on the basis of their qualifications, demonstrated skills and achievements.

We support the objectives of laws prohibiting discrimination based on a person’s race, color, gender, national origin, age, religion, disability, veteran status, marital status, sexual orientation or other protected characteristics.

MAKE SURE YOU:

•	Do not condone conduct in the workplace that is hostile, offensive, and unrelated to our legitimate business interests.

•	Speak up if you observe any severe or repeated insults, physical intimidation or other forms of abuse.

WATCH OUT FOR:

•	Communications that others may consider offensive.

•	Improper bias when judging others, including in relation to a per- son’s physical characteristics or personal life.

Q: If one of my co-workers sends e-mails containing jokes and derogatory comments about certain nationalities, what should I do?

A: You should inform your immediate supervisor or the Human Resources Department. Sending such materials violates our values as well as our policies relating to the use of e-mail. If you do nothing, you may be seen as condoning discrimination and tolerating attitudes that can erode the team environment that we have all worked to create.

Harassment-Free Workplace

We must all foster a work environment that is free from intimidation, harassment and abuse.

Verbal or physical conduct that harasses another, disrupts another’s job performance, or creates a hostile work environment will not be tolerated.

Respect

At FormFactor we do not tolerate:

•	Threatening or obscene remarks, stalking, or any other form of harassment.

•	Violence, or threats of violence, of any kind.

•	Intentional damage to someone’s property.

•	Weapons in the workplace, including in our parking lots.

WATCH OUT FOR:

•	Unwelcome remarks, gestures or physical contact.

•	The display of sexually explicit or offensive pictures or other materials.

•	Any kind of pressure or consequences resulting from a person declining a request for a “date” or the like.

Safe and Healthy Work Environment

Ensuring safety is an integral part of everything we do. Each of us is responsible for acting in a way that protects ourselves and others.

Situations that may pose a health, safety or environmental hazard must be reported immediately. We can only achieve our goal of a safe and healthy workplace through the active participation and support of everyone.

MAKE SURE YOU:

•	Observe the safety, security and health rules and practices that apply to your job.

•	Notify your supervisor immediately about any unsafe situations. All employees have the right and responsibility to stop any work they feel may be unsafe.

•	Report to Human Resources any violations of our policies restricting the use of drugs or alcohol in the workplace.

Serving

The Greater Good

Corporate Citizenship

We believe in maintaining the health and welfare of the communities where we live and operate and recognize that charitable contributions and volunteerism are important components of this commitment.

Respecting Human Rights

We conduct our business in a manner that respects the human rights and dignity of all. We support efforts to promote and protect human rights, including an absolute opposition to slavery and human trafficking.

FormFactor expects its suppliers and contractors to comply with all applicable laws, including laws against slavery and human trafficking, and to act responsibly and ethically.

Protecting the Environment

We recognize our environmental and societal responsibilities, and are committed to sustainability and to minimizing damage to the environment as well as any potential harm to the health and safety of employees, and the public.

FormFactor has dedicated resources for compliance with applicable environmental, safety and health laws, rules and regulations

MAKE SURE YOU:

•	Do your part to ensure that protecting employee safety and the environment is a priority.

•	Read and understand all the information provided to you concerning health, safety, and protecting the environment.

No waivers under this Code are anticipated, and no waivers will be valid except to the extent set forth in writing by an authorized officer of FormFactor. Any directors or executive officers who seek a waiver under any provision in this Code should address the request to the Board of Directors, or a designated committee of the Board. Any such waivers for directors or executive officers will be disclosed as required by law, regulation, or stock exchange listing standards.

FormFactor supports employee’s right to speak out about matters of public concern or engage in certain activities related to the terms and conditions of their employment. Nothing in this Code, or in any of our policies, should be interpreted to limit or interfere with the right to engage in activities protected under applicable law, such as applicable discussions related to wages, hours, working conditions, health hazards and safety issues. This Code is subject to all applicable laws.

The provisions of this Code are in addition to, and do not replace FormFactor’s or its subsidiaries’ other policies or procedures.

This Code of Conduct is not intended to be, and does not constitute, a contract of employment between FormFactor and its employees. Nothing in this Code shall be deemed to create any rights of an employee to continued employment.

The use of the word partner does not imply a legal partnership relationship between FormFactor and any other company.

We welcome input on any aspect of the Code of Business Conduct. We may change this Code or adopt other policies or procedures in the future as we consider appropriate. If you have any input, questions or concerns, you are encouraged to contact the Compliance Officer by email to complianceofficer@formfactor.com.

© 2017 FormFactor, Inc. All rights reserved. FormFactor and the FormFactor logo are trademarks or registered trademarks of FormFactor, Inc. and/or its affiliates in the United States and certain other countries.